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Exhibit 99.4

Return this form to The Vanguard Fiduciary Trust Company no later than 5:00 PM New York City time on , 2002, which is 5 business days prior to the expiration date of the exchange offer	Do you need Assistance? Call Morrow & Co., Inc. TOLL FREE (800) 607-0088 FROM THE U.S. (212) 754-8000 FROM ELSEWHERE

GREAT LAKES CHEMICAL CORPORATION
FORM OF ELECTION
GREAT LAKES CHEMICAL CORPORATION SAVINGS PLAN

1.  ABOUT YOU AND YOUR SHARES

ACCOUNT NUMBER:

TOTAL SHARES HELD BY PLAN:

RETURN THIS FORM TO
VANGUARD FIDUCIARY TRUST COMPANY AS FOLLOWS:

BY MAIL:
The Vanguard Group in the enclosed postage paid envelope

2.  ELECTION OPTIONS AND REQUIRED SIGNATURES—COMPLETE A AND B

A)
OPTIONS

      / /    1.  Tender 100% of the Great Lakes shares in my Great Lakes Savings Plan account.

      / /    2.  Tender    % of the Great Lakes shares in my Great Lakes Savings Plan account.

      / /    1.  Tender no Great Lakes shares in my Great Lakes Savings Plan account.

    IMPORTANT: The terms of the plan provide that if you do not respond, none of your shares will be tendered. Form of Elections signed and returned without a box checked will be incomplete and, therefore, will be treated as it no response was provided.

B)
REQUIRED SIGNATURES—You must sign below.

Signature of Stockholder	Date
( ) Area Code and Daytime Phone

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  Exhibit 99.4
GREAT LAKES CHEMICAL CORPORATION FORM OF ELECTION GREAT LAKES CHEMICAL CORPORATION SAVINGS PLAN